PRESS RELEASE

China BAK Reports Second Quarter Fiscal Year 2009 Financial Results

Shenzhen, China – April 28, 2009 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the second quarter of fiscal year 2009 (“FY09”).

Recent Achievements and Highlights

•	China BAK was accepted into the approved vendor list of an international first-tier OEM notebook computer manufacturer.
•	China BAK continued to optimize its business operations and to implement measures to reduce its costs and operational expenses.
•	We maintained positive operating cash flow during the second quarter, which has historically been a seasonally slow quarter.
•	Our Tianjin facility received positive market feedback to samples of its lithium-phosphate cells, used in electric bicycles, power tools, uninterruptible power supplies, and other applications.

Second Quarter FY09 Financial Results

Our net revenues for the second quarter of FY09 were $40.8 million, down 40.1% from $68.1 million last quarter, and down 20.5% from $51.3 million in the same quarter of last year.  The substantial decrease in net revenues over the net revenues generated in the same period of last year was generally due to the global financial crisis and recession, which weakened demand for many of the products that our customers sell.

Revenues from sales of our cylindrical cells, which are used in notebook computers and other applications, were $9.2 million in the second quarter of FY09, down 49.8% from $18.4 million last quarter and up 37.5% from $6.7 million in the same quarter of last year.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.0 million in the second quarter of FY09, down 49.8% from $3.9 million last quarter, and up 3.8% from $1.9 million in the same quarter of last year.

Revenues from prismatic cells, including aluminum-case cells, steel-case cells and battery packs, which are also used in certain personal electronic devices, were $29.6 million, down 35.4% from $45.8 million last quarter and down 30.7% from $42.7 million in the same quarter of last year. Revenues from aluminum-case cells were $23.3 million, down 37.5% from $37.3 million last quarter and down 23.0% from $30.3 million in the same quarter of last year. Revenues from battery packs were $4.8 million, down 11.1% from $5.4 million last quarter and down 26.8% from $6.6 million in the same quarter of last year. Revenues from steel-case cells were $1.5 million, down 52.6% from $3.1 million last quarter, and down 75.0% from $5.9 million in the same quarter of last year.

China BAK Battery Inc.

Gross profit for the second quarter of FY09 was $3.0 million, down 71.5% from $10.6 million last quarter and down 22.8% from $3.9 million in the same quarter of last year. Gross margin was 7.4%, compared to 15.6% last quarter and 7.6% in the same quarter of last year. The decrease in gross margin from the last quarter and the same period of last year was the result of lower average selling prices and higher average manufacturing costs, offset by lower average material costs.

Operating expenses totaled $6.4 million or 15.7% of revenues in the second quarter of FY09, as compared to $9.8 million or 14.4% of revenues last quarter and $7.6 million or 14.8% of revenues in the same quarter of last year. Research and development expenses were $1.1 million or 2.8% of revenues, as compared to $1.4 million or 2.1% of revenues last quarter and $1.4 million or 2.7% of revenues in the same quarter of last year. Sales and marketing expenses were $1.2 million or 2.8% of revenues, as compared to $1.6 million, or 2.3% of revenues last quarter and $1.4 million or 2.7% of revenues in the same quarter of last year. General and administrative expenses were $4.1 million or 10.1% of revenues, as compared to $6.8 million or 9.9% of revenues last quarter and $4.8 million or 9.4% of revenues in the same quarter of last year.

Operating loss for the second quarter of FY09 was $3.4 million, as compared to operating income of $0.8 million last quarter and operating loss of $3.7 million in the same quarter of last year.

Net loss was $5.7 million in the second quarter of FY09, as compared to net loss of $1.7 million last quarter and net loss of $6.2 million in the same quarter of last year. Diluted earnings per share were negative $0.10 compared with negative $0.03 per diluted share last quarter and negative $0.12 per diluted share in the same quarter of last year.

For the second quarter of FY09, Days Sales Outstanding increased to 171 as compared to 103 last quarter, and Days Sales of Inventory increased to 148 days from 99 days last quarter.

Financial Condition

On March 31, 2009, China BAK had $25.4 million in cash and cash equivalents and negative $38.0 million in working capital, reflecting a current ratio of 0.83:1. Short-term bank loans and long-term bank loans totaled $172.7 million as compared to $172.2 million on December 31, 2008.  Shareholders’ equity totaled $161.1 million. China BAK had $75.0 million available for borrowing under its credit facilities.

Cost and Expense Reduction on Track

In the second quarter of FY09, China BAK continued to implement its aggressive cost management program announced earlier this year. As a result, operating expenses decreased by $3.4 million from the first quarter of FY09, exceeding our $1.5 million costs reduction target.  Moreover, our operating expenses were at their lowest level since fiscal year 2007.

Business Outlook

“Throughout FY09, prioritization of our products portfolio and aggressive cost and expense reduction will be our focus. We are delighted that a first-tier OEM notebook manufacturer determined that China BAK’s cylindrical cells meet their stringent performance and reliability requirements. Also, we believe we will continue to gain market share in all products,” commented Mr. Xiangqian Li, Chairman and CEO of China BAK.

China BAK Battery Inc.

“We will continue to take appropriate action to address the downturn in the global economy as well as the challenges related to weak customer demand.  We have implemented aggressive measures to reduce costs and expenses which will definitely strengthen the Company’s ability to ride out the recession,” commented Mr. Tony Shen, CFO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Tuesday, April 28, 2009 to discuss results for the second quarter of FY09 ended March 31, 2009. Xiangqian Li, China BAK's Chairman and Chief Executive Officer, and Tony Shen, Chief Financial Officer will host the call and answer questions. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. The pass code for the call is 883 906 90. If you are unable to participate in the call at this time, a replay will be available from 10:00 p.m. ET on Tuesday, April 28, 2009 through 10:00 p.m. ET, Wednesday, May 13, 2009. To access the replay, please dial 888-286-8010. International callers should dial 617-801-6888. The pass code for the replay is 624 59 645. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for one year.

About China BAK Battery, Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s 3.0-million-square-foot facilities are located in Shenzhen and Tianjin, PRC, and have been recently expanded to produce new products.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2008, as well as China BAK's Quarterly Reports on Form 10-Q for FY09, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

China BAK Battery Inc.

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Income/(Loss)
For the Three Months Ended March 31, 2009, December 31, 2008 and March 31, 2008
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$40,815	$68,090	$51,336
Cost of revenues	(37,793)	(57,497)	(47,421)
Gross profit	3,022	10,593	3,915

Operating expenses:
Research and development costs	(1,125)	(1,417)	(1,390)
Sales and marketing expenses	(1,154)	(1,599)	(1,403)
General and administrative expenses	(4,116)	(6,760)	(4,823)
Total operating expenses	(6,395)	(9,776)	(7,616)

Operating income / (loss)	(3,373)	817	(3,701)

Finance costs, net	(2,364)	(2,840)	(2,419)
Government grant income	68	102	137
Other income / (expense)	158	6	(82)
Loss before income taxes	(5,511)	(1,915)	(6,065)

Income taxes benefit / (expense)	(211)	176	(119)
Net loss	$(5722)	$(1,739)	$(6,184)

Other comprehensive income
- Foreign currency translation adjustment	(261)	160	6,364
Comprehensive income / (loss)	$(5,983)	$(1,579)	$180

Net loss per share:
Basic	$(0.10)	$(0.03)	$(0.12)
Diluted	$(0.10)	$(0.03)	$(0.12)

Weighted average shares outstanding:
Basic	56,960	56,958	52,133
Diluted	56,960	56,958	52,133

China BAK Battery Inc.

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of September 30, 2008 and March 31, 2009
(Amounts in thousands)
	March 31,	September 30,
	2009	2008
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$25,374	$35,707
Pledged deposits	11,940	4,449
Trade accounts receivable, net	74,031	82,740
Inventories	57,687	67,583
Prepayments and other receivables	12,700	4,463
Deferred tax assets	2,123	1,720
Total current assets	183,855	196,662

Property, plant and equipment, net	215,091	195,435
Lease prepayments, net	32,448	31,782
Intangible assets, net	205	161
Deferred tax assets	7	7
Total assets	$431,606	$424,047

Liabilities
Current liabilities
Short-term bank loans	$117,069	$105,598
Current maturities of long-term bank loans	16,097	8,800
Accounts and bills payable	65,416	57,487
Accrued expenses and other payables	23,255	21,581
Total current liabilities	221,837	193,466

Long-term bank loans, less current maturities	39,511	55,732
Deferred income	7,551	7,685
Other long-term payables	1,440	-
Deferred tax liabilities	208	92
Total liabilities	270,547	256,975

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 57,676,481 and 57,683,981 issued and outstanding as of September 30, 2008 and March 31, 2009, respectively	58	58
Donation Shares	14,102	14,102
Additional paid-in-capital	98,835	97,286
Statutory reserves	7,227	6,918
Retained earnings	19,859	27,629
Accumulated other comprehensive income	25,045	25,146
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	161,059	167,072
Total liabilities and shareholders’ equity	$431,606	$424,047

China BAK Battery Inc.

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months ended March 31, 2009, December 31, 2008 and March 31, 2008
 (Amounts in thousands)
	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(5,722)	$(1,739)	$(6,184)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	3,894	3,627	3,236
Provision for doubtful debts	975	2,347	166
Provision for / (recovery of) obsolete inventories	(7)	(550)	16
Share-based compensation	731	818	815
Deferred income taxes	(19)	(271)	118
Deferred revenue	(59)	(58)	-
Exchange loss	51	704	771
Loss on disposal of property, plant and equipment	-	-	190
Changes in operating assets and liabilities:
Trade accounts receivable	6,151	(956)	(4,872)
Inventories	9,016	1,278	(2,913)
Prepayments and other receivables	(396)	(7,859)	5,623
Accounts and bills payable	(7,319)	20,175	1,727
Accrued expenses and other payables	(1,022)	3,662	(217)
Net cash provided by / (used in) operating activities	$6,274	$21,178	$ (1,524)

Cash flow from investing activities
Purchases of property, plant and equipment	(12,330)	(19,528)	(7,386)
Payment of lease prepayment	(611)	(466)	-
Purchases of intangible assets	(20)	(58)	(43)
Proceeds from disposal of property, plant and equipment	-	-	321
Net cash used in investing activities	$(12,961)	$(20,052)	$(7,108)

Cash flow from financing activities
Proceeds from borrowings	50,473	84,077	10,416
Repayment of borrowings	(49,741)	(81,884)	(493)
Increase / (decrease) in pledged deposits	(5,833)	(1,663)	(329)
Net cash provided by / (used in) financing activities	$(5,101)	$530	$9,594

Effect of exchange rate changes on cash and cash equivalents	(47)	(154)	2,397
Net increase / (decrease) in cash and cash equivalents	(11,835)	1,502	3,359
Cash and cash equivalents at the beginning of the period	35,707	35,707	33,524
Cash and cash equivalents at the end of the period	$23,872	$37,209	$36,883

China BAK Battery Inc.